TRANSITION AGREEMENT

This Transition Agreement (the "Agreement") is made and entered into as of September 3, 2019 (the "Effective Date") by and between Tractor Supply Company, a Delaware corporation (the "Company"), and Steve K. Barbarick ("Executive"). The Company and Executive are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, Executive served as President and Chief Operating Officer of the Company;

WHEREAS, Executive and the Company have mutually agreed that the Executive’s employment shall terminate on August 23, 2019 (the “Termination Date”);

WHEREAS, Executive hereby agrees, as requested by the Company, to assist in the orderly transition of duties;

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1
DUTIES AND RESPONSIBILITIES

1.1Transition Services. From the date hereof until one year following the Termination Date, as requested by the Company from time to time, Executive shall assist the Company in the transition of the responsibilities of his position to his successor. For purposes of Section 409A of the Code (as defined herein), Executive's separation from service shall occur as of the Termination Date, as such term is defined in Section 1.409A-1(h) of the Treasury Regulations.

1.2     Compliance with Law and Standards. Executive shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Executive has knowledge.

1.3     Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of his work for the Company, including past employment and with respect to the services to be provided hereunder (collectively, the "Work Product"), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Executive for hire for the Company, Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Executive may have in such Work Product. Upon the request of the Company, Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.3, the term "Company" also will include any existing or future affiliates of the Company.

1.4     Cooperation. Executive shall cooperate with the Company with respect to any claim or matter and shall make himself available to consult with counsel or serve as a witness in any action, investigation or other proceeding before any court, government agency, arbitrator, or mediator, in which he may be called to appear by the Company, regarding any business, property, or operations of the Company or any of its affiliates or its subsidiaries, and shall truthfully testify in any such action, proceeding or deposition in which he also appears. Upon request by Executive and prior approval by the Company, the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with any such appearance in which Executive is so called to appear.

SECTION 2
COMPENSATION

2.1    Base Salary. Executive shall be entitled to receive his base salary through the Termination Date in accordance with the normal payroll procedures.

2.2     Severance. In exchange for his execution of the Release (defined below) and other good and valuable consideration in this Agreement, including the restrictive covenants set forth herein, and subject to Section 2.10 below, the Company agrees to pay and provide to Executive the following severance benefits: (i) one year of Executive’s base salary as in effect on the Termination Date; (ii) a cash payment equal to Executive’s target bonus for fiscal year 2019; and (iii) vesting of equity awards granted to Executive as set forth in Section 2.5 below (collectively, the “Severance Benefits”). The Severance Benefits payable pursuant to subsections (i) and (ii) shall be subject to applicable withholding and payable over twenty-six payroll periods beginning on the first payroll period occurring after the 30-day period following the Termination Date (the “Release Consideration Period”) so long as the 21-day review period (or the waiver thereof) and the conclusion of the 7-day revocation period described in Section 2 of the Release have occurred and the Release has become effective prior to the expiration of the Release Consideration Period. Executive acknowledges that the Severance Benefits are in addition to any compensation and benefits Executive has earned from the Company and that Executive (i) would not be entitled to the Severance Benefits but for his execution and non-revocation of this Agreement and his execution of the Release discussed herein, and (ii) the Executive shall not receive any Severance Benefits if the Release does not become effective prior to the expiration of the Release Consideration Period.

2.3    Bonus. Executive shall be eligible to receive bonus on a pro rata basis for fiscal 2019 (subject to the attainment of the applicable performance goals) based on the number of days from the beginning of the fiscal year through the Termination Date payable on the date when the Company pays bonuses to other executives. Except as otherwise provided herein, the amount and payment of such bonus, if any, shall be made in accordance with the terms of the Company's short-term bonus plan.

2.4     Outplacement Support. The Company shall provide Executive with outplacement services through a provider of the Company’s choice for a period of twelve (12) months following the Termination Date. The outplacement services will begin upon Executive’s request to the Company. If the outplacement services are not requested within 90 days of the Effective Date of this Agreement, the offer of this benefit expires.

2.5     Equity Grants. Outstanding equity-based awards granted to Executive prior to the Effective Date shall continue to vest in accordance with their respective terms until the Termination Date. Notwithstanding any contrary provisions of the applicable equity award agreements,

(i)Subject to subsections (ii) and (iii) below, all of Executive’s unvested options and restricted stock units (“RSUs”) outstanding on the Termination Date that are scheduled to vest in February 2020 shall become vested as of the Termination Date; provided that with respect to RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code (defined below) and that are not permitted to be paid at the vesting without triggering a tax or penalty under Section 409A of the Code, the payment of such RSUs shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code and shall be subject to any valid deferral election made thereunder;

(ii)all Executive’s outstanding unvested performance share units or performance-based restricted share units for which the Performance Period has ended shall vest on the Termination Date; provided that with respect to any performance share units or performance-based restricted share units that constitute nonqualified deferred compensation subject to Section 409A of the Code (defined below) and that are not permitted to be paid at the vesting without triggering a tax or penalty under Section 409A of the Code, the payment of performance share units or performance-based RSUs shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code;

(iii)all Executive’s outstanding performance share units and performance-based RSUs for which the Performance Period has not ended as of the Termination Date shall terminate as of the Termination Date; and

(iv)all outstanding options granted to Executive shall be exercisable until the earlier of (a) one (1) year following the Termination Date and (b) the date on which such option expires in accordance with the provisions of the applicable award agreement.

Executive shall not be entitled to receive any additional awards under any of the Company's equity incentive plans following the Effective Date.

2.6     COBRA, Vision and Dental Coverage. Executive will have the right to elect to continue to participate in the Company's group Medical, Dental and Vision plans under applicable COBRA regulations. If Executive elects such COBRA coverage, the Company will pay for Executive's COBRA premiums for a period of up to eighteen (18) months following the Termination Date. At the conclusion of the eighteen-month (18) COBRA period, the Executive will be paid an additional cash amount equivalent to six (6) months of COBRA premiums calculated at the level of Medical, Dental, and Vision plan coverage for which he is enrolled at the time COBRA coverage ends. For the avoidance of doubt, the Executive shall be responsible for any state or federal income tax consequences of such payments, and this Section 2.6 shall not extend any applicable COBRA coverage period for the Executive. Notwithstanding the foregoing, the Company’s obligation to pay the premiums for the Executive’s COBRA coverage will end and no further cash compensation is due if the Executive becomes eligible for coverage under another group insurance plan at any time within eighteen months following the Termination Date. Upon expiration of COBRA coverage for any reason, the Company is no longer responsible for providing healthcare coverage to the Executive in any form. For purposes of the payment or reimbursement of COBRA premiums, the Company may treat the amounts paid by it for premiums as taxable to the Executive or make such payments (less any required withholding) directly to the Executive to the extent required to avoid adverse consequences to the Executive or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue the continuation coverage contemplated by this Section to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).

2.7    No Additional Compensation. Executive acknowledges that, except as expressly provided in this Agreement, Executive has not earned and is not entitled to any additional compensation, severance or benefits.

2.8    Expenses. The Company will reimburse Executive for all reasonable, documented expenses of types authorized by the Company and incurred by Executive in the performance of his duties hereunder. Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time. To the extent that the reimbursement of expenses under this Section 2.8 or any other provision of this Agreement shall constitute deferred compensation under Section 409A of the Code, such expenses shall be reimbursed in accordance with Section 1.409A-3(i)(l)(iv) of the Treasury Regulations. For the avoidance of doubt, the amount of expenses eligible for reimbursement under this Section 2.8 in any given year shall not affect the expenses eligible for reimbursement in any other year.

2.9     Benefits and Vacation. Nothing in this Agreement shall require the Company to maintain any benefit plans or programs or prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole direction, may deem advisable. In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of Executive shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to amend or modify any such plan or program. Executive will not be eligible for any employee benefit plans or programs after the Termination Date, subject to any rights Executive may have under COBRA and except as expressly provided in Section 2.6 above. Executive is entitled to the payout of four weeks of vacation time on the Termination Date.

2.10     Release. In consideration of the Company's willingness to enter into this Agreement and to pay the compensation and Severance Benefits set forth above, Executive agrees to execute and deliver, on the Effective Date, a general release in the form attached as Exhibit A (the “Release”).

2.11    Right of Offset. Notwithstanding anything contained in this Section 2 to the contrary, in the event Executive accepts other employment or provides consulting, advisory or other services (excluding Executive’s continued service as a member of the At Home board of directors) during the period in which the Company is required to make payments pursuant to Section 2.2(i) or (ii), the Executive shall notify the Company in writing within three (3) business days that he has accepted such employment or agreed to provide such consulting, advisory or other services and the terms of his employment or engagement; provided, however, that Executive shall not be required to notify the Company of any consulting, advisory or other services if the compensation for such services does not exceed $100,000 in the aggregate during the period in which the Company is required to make payments pursuant to Section 2.2 (i) or (ii) (and the Company’s obligation to make payments under Section 2.2 (i) or (ii) shall not be reduced by such compensation as provided below). To the extent permitted by Section 409A of the Code, the Company’s obligation to make payments pursuant to

Section 2.2 (i) and (ii) shall be reduced dollar-for-dollar by the amount of compensation earned by the Executive from such other employment or for providing such services during the period in which the Company is required to make payments pursuant to Section 2.2(i) or (ii). In addition, notwithstanding anything contained in this Agreement to the contrary, the Company’s obligation to make payments pursuant to Section 2.2 (i) and (ii), Section 2.3 and Section 2.6 shall immediately terminate in the event the Executive violates in any material respect any of the provisions of Section 3 of this Agreement, and the Company may recover any payments previously made by the Company pursuant to this Section 2, provided that the Executive may keep the equivalent of one month’s worth of base salary as in effect on the date of this Agreement as consideration for the Releases. The cessation or recovery of these payments shall be in addition to, and not as alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

SECTION 3
CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, NON- DISPARAGEMENT

3.1     Confidentiality. While employed by the Company and for twenty-four (24) months thereafter, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that the Executive shall give reasonable notice under the circumstances to the Company that he has been notified that he will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and Executive shall cooperate with the Company to the extent that it reasonably requests him to do so. For purposes of this Section 3.1, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof). Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting described in clause (i), (iii) prohibit Executive from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, (iv) prevent or prohibit Executive from participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation, or (v) prevent or prohibit Executive from filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

3.2    Non-Competition and Non-Solicitation. In consideration of the Company’s obligations under this Agreement, Executive agrees that (A) for a period of twelve (12) months after termination of employment with the Company, without the prior written consent of the Company, he will not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any person or entity that competes with any business conducted by the Company or its affiliates and (B) for a period of twenty-four (24) months he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its affiliates at any time during the twelve (12) months immediately preceding such solicitation.
3.3    Non-Disparagement. As a condition of the Company’s willingness to enter into this Agreement and provide any benefits hereunder, Executive agrees that, during his employment with the Company or any of its affiliates, and for a period of twenty-four (24) months after termination of employment with the Company, Executive shall not make, nor cause any one else to make or cause on the Executive’s behalf, any public disparaging or derogatory statements or comments regarding the Company or its affiliates, or their respective officers or directors.
3.4    Exception. Notwithstanding anything contained herein, nothing herein shall (i) prohibit Executive from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in competition with the Company or its affiliates, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its affiliates, so long as Executive does not engage in any activity which is in competition with any business of the Company or its affiliates or (ii) be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.
3.5    Enforcement. If Executive has breached any of the covenants contained in this Section 3, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing benefits otherwise required by this Agreement and/or obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Section 3 by Executive. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

SECTION 4
GENERAL PROVISIONS

4.1     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principles.

4.2    Waiver of Breach; No Admission. The waiver by a Party of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that Party. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrong doing or liability, all such wrong doing and liability being expressly denied.

4.3     Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The Parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

4.4     Entire Agreement: Amendments. This Agreement forms the entire agreement of the Parties and supersedes any and all prior agreements between them. The Parties agree that the Change in Control Agreement dated as of February 28, 2019, by and between the Company and Executive will terminate and be of no further force and effect as of the Termination Date.

4.5    Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any Party hereto of any breach by another Party hereto of any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

4.6    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Executive shall not assign his rights, duties or obligations hereunder.

4.7    Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Executive at:    Steve K. Barbarick

To the Company at:    Tractor Supply Company
    5401 Virginia Way
Brentwood, TN 37027
Attention: Chief Executive Officer

4.8    Withholding. All payments to Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

4.9     Survival. The provisions of Sections 1.3, 3.1, 3.2, 3.3 and Section 4.1 through 4.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

4.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.11     Section 409A. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following Executive's termination of employment shall be made unless Executive's termination of employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon Executive's separation from service to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six month period measured from the date of Executive's "separation from service" with the Company (as such term is defined in Section 1.409A-l(h) of the Treasury Regulations) or (y) the date of Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-l(i) of the Treasury Regulations and any successor provision thereto). It is intended that (i) each payment or installment of payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Sections 1.409A-l(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay) of the Treasury Regulations.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

TRACTOR SUPPLY COMPANY
By:     /s/ Gregory A. Sandfort
Name: Gregory A. Sandfort
Title:     Chief Executive Officer

EXECUTIVE

/s/ Steve K. Barbarick
Steve K. Barbarick

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this "Release"), dated as of September 3, 2019 is executed by Steve K. Barbarick ("Executive") as of the date set forth herein.

WHEREAS, Executive and Tractor Supply Company ("Company") entered into that certain Transition Agreement dated as of September 3, 2019 (the "Agreement");
WHEREAS, Executive's last date of employment with the Company was August 23, 2019;

WHEREAS, pursuant to Section 2 of the Agreement, in consideration of the Company's willingness to enter into the Agreement and payment of any amounts thereunder, it is an obligation of Executive that he executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     Executive Release. Executive, ON BEHALF OF HIMSELF, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE "EXECUTIVE PARTIES"), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective affiliates, parent, subsidiaries, predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, executives, agents, representatives, principals, insurers and attorneys, in their individual, corporate and official capacities (together the "Company Parties") from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT, of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, the application of Section 409A of the Internal Revenue Code of 1986, as amended, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act, and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Executive's employment by the Company or his services as an officer or Executive of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, ''Claims"); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survives termination of employment, (ii) under the Company's benefit plans and agreements that expressly survive termination of employment, including without limitation the Company's equity incentive plans, or (iii) in respect of Executive's services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries. Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf; except, nothing in this Release prevents Executive from filing a charge or claim with a federal, state or local administrative agency, although by signing this Release, Executive waives his right to recover any damages other relief in any claim or suit brought by Executive or by or through such agency, except where prohibited by law.

2.    Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

3.    Acknowledgment. Executive acknowledges that he understands the terms of this Release and that he has executed this Release knowingly and voluntarily. Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive benefits and payments described in the Agreement, and that he would not receive such benefits and payments without the execution of this Release.

4.    Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. Executive hereto further agrees that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

5.    Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

6.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

IN WITNESS WHEREOF, Executive has hereunto set his hands, as of the day and year first above written.
/s/ Steve K. Barbarick
Steve K. Barbarick